Exhibit 5.1

October 19, 2026

AIAI Holdings Corporation

17304 Preston Road, Suite 410

Dallas, TX 75252

Re: Registration Statement on Form S-1 filed on October 19, 2026

Ladies and Gentlemen:

We have acted as counsel to AIAI Holdings Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the above-referenced Registration Statement on Form S-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the secondary offering by the Selling Stockholders (as defined in the Registration Statement) of up to 14,934,045 shares of the Company’s Class A common stock, par value $0.001 per share (“Common Stock” and such shares of Common Stock being offered for resale, the “Shares”). The Shares may be sold by the Selling Stockholders from time to time as set forth in the Registration Statement, the preliminary prospectus which forms a part of the Registration Statement (the “Preliminary Prospectus”), and a final prospectus to be dated the date of effectiveness of the Registration Statement (such prospectus, the “Final Prospectus,” and together with the Preliminary Prospectus, the “Prospectus”).

We have also acted as counsel to the Company in connection with the negotiation and execution of that certain Common Stock Purchase Agreement, dated September 18, 2026 (the “Purchase Agreement”), and the related Registration Rights Agreement, dated September 18, 2026 (the “Registration Rights Agreement,” and together with the Purchase Agreement, the “Committed Equity Facility Agreements”), by and between the Company and B. Riley Principal Capital II, LLC (the “B. Riley Principal Capital II”), relating to the purchase by B. Riley Principal Capital II of up 14,125,485 shares of Common Stock, from time to time and at various times, which represents (i) up to 13,942,558 shares of Common Stock that the Company may, in its sole discretion, elect to sell to B. Riley Principal Capital II, from time to time after the date of effectiveness of the Registration Statement, pursuant to the Purchase Agreement and (ii) 182,927 shares of Common Stock the Company issued to B. Riley Principal Capital II upon execution of the Purchase Agreement as consideration for B. Riley Principal Capital II’s commitment to purchase shares of Common Stock pursuant to the Purchase Agreement.

Reference is also made to 808,560 shares of Common Stock previously issued by the Company to Dawson James Securities, Inc. (“Dawson James”) pursuant to a letter agreement, dated November 12, 2025, by and between the Company, Dawson James, and RBW Capital Partners LLC (the “Direct Listing Advisor Engagement Letter,” and together with the Committed Equity Facility Agreements, the “Agreements”) and in connection with the direct listing of the Company’s common equity on The Nasdaq Stock Market LLC on May 14, 2026.

For purposes of this opinion letter, we have examined copies of such agreements, instruments, and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including without limitation: (i) the Registration Statement, (ii) the Prospectus, (iii) the Agreements, (iv) the Amended and Restated Certificate of Incorporation of the Company, as amended, (v) the Amended and Restated Bylaws of the Company, as amended, (vi) certain resolutions of the Board of Directors of the Company relating to the Agreements and the secondary offering of the Shares (the “Board Resolutions”), and (vii) such other corporate records and instruments and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, and the internal laws of the State of New York. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Shares pursuant to the terms of the Agreements and in accordance with the Board Resolutions and (ii) receipt by the Company of the consideration for the Shares pursuant to the terms of the Agreements, the Shares will be validly issued, fully paid, and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion letter as part of the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ McDermott Will & Schulte LLP
McDermott Will & Schulte LLP

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444

US practice conducted through McDermott Will & Schulte LLP.